                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) March 12, 1998


                             QUADRAMED CORPORATION
                             ---------------------
              (Exact name of registrant as specified in charter)


     Delaware                      0-21031                      52-1992861
     ---------------------------------------------------------------------
 (State or other              (Commission File                (IRS Employer
 jurisdiction of                   Number)                  Identification No.)
 incorporation)


           1003 WEST CUTTING BOULEVARD, 2ND FLOOR, RICHMOND CA 94804
           ---------------------------------------------------------
              (Address of principal executive offices)     (Zip Code)


      Registrant's telephone number, including area code:  (510) 620-2340


                                      NONE
                                      ----
         (Former name or former address, if changed since last report.)

   This Current Report of Form 8-K is being filed to amend and restate
QuadraMed Corporation's (the "Company") Consolidated Balance Sheets as of December 31, 1996 and 1997 and the Company's Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholder' Equity (Deficit) and Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997 to reflect the pooling of interests for accounting purposes for the Company's acquisitions of (i) Pyramid Health Group, Inc. ("Pyramid") pursuant to an Acquisition Agreement and Plan of Merger dated June 1, 1998 and
(ii) IMN Corp. ("IMN") pursuant to an Acquisition Agreement and Plan of Merger dated September 30, 1998. Furthermore, pursuant to Item 5 hereof, the Company has determined to update its "Management's Discussion and Analysis of Financial Condition and Results of Operations" in connection with the filing of the foregoing restated financial statements.

ITEM 5.  OTHER INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

   QuadraMed develops, markets and sells software products and services designed to enable health care providers and payors to increase operational efficiency, improve cash flow, measure the cost of care and effectively administer managed care contracts. In addition, QuadraMed provides business office outsourcing, compliance and consulting services. QuadraMed and its subsidiaries have approximately 3,700 healthcare customers. In addition, QuadraMed has received endorsements from 15 state and regional hospital associations.

   The Company has expanded significantly since its inception in 1993, primarily through the acquisition of other businesses, products and services. Accordingly, the Company's consolidated financial statements have been restated to include historical results of entities acquired on a pooling of interests basis. The addition of historical results of acquired entities should be considered when reading the period to period comparisons for fiscal years 1995, 1996 and 1997. Additionally, reference is made to the consolidated financials statements and notes thereto for the effect of such acquisitions.

   Since December 1995, the Company has completed the following significant acquisitions:

                                     DESCRIPTION OF
  COMPANY ACQUIRED                   COMPANY ACQUIRED                POOLING/PURCHASE    DATE ACQUIRED
  ----------------                   ----------------                ----------------    -------------
                                     Health care financial
                                     management and decision
  Healthcare Design Systems          support software                Purchase            December 1995

  Medicus Systems Corporation        Health care financial           Purchase            November 1997*
                                     management and decision
                                     support software

  Rothenberg Health Systems, Inc.    Capitation management software  Pooling             December 1997
  and                                and
  Healthcare Research Affiliates,    H.E.D.I.S. reporting
  Inc. (collectively, "Rothenberg")

  Cabot Marsh Corporation            Health care compliance and      Purchase            February 1998
                                     consulting company

  Pyramid Health Group, Inc.         Cash flow management services   Pooling             June 1998
  ("Pyramid")                        company

  Integrated Medical Networks, Inc.  Health care financial           Pooling             September 1998
  ("IMN")                            management

----------

* QuadraMed acquired 56.7% of the outstanding capital stock of Medicus Systems Corporation on November 9, 1997. The remaining 43.3% shares of capital stock were purchased by the Company in May 1998.

   As indicated in the table above, the acquisition of Rothenberg was accounted for on a pooling of interests basis. In accordance with pooling accounting rules, the Company's consolidated financial statements have been restated to include the historical operating results of Rothenberg for the twelve months of the 1997 and 1996 fiscal years and for the last two calendar months of 1995. As a result, the period to period comparison of the Company's operating results for fiscal years 1995 and 1996 reflect increases from 1995 to 1996 that are attributable to Rothenberg's short operating history in 1995.

   The acquisition of Pyramid was also accounted for on a pooling of interests basis. In accordance with pooling accounting rules, the Company's consolidated financial statements have been restated to include the historical operating results of Pyramid for the 1997, 1996 and 1995 fiscal years.

   The acquisition of IMN was accounted for on a pooling of interests basis. In accordance with pooling accounting rules, the Company's consolidated financial statements have been restated to include the historical operating results of IMN for 1997, 1996 and 1995 fiscal years.

   In November 1997, the Company acquired 56.7% of Medicus Systems Corporation ("Medicus"). The Company's purchase price for the 56.7 percent interest in Medicus which it acquired was approximately $26.3 million, which was comprised of a cash payment of $21.7 million, the issuance of a note payable for approximately $1.6 million to one selling stockholder, the value of warrants issued to the selling stockholders of $700,000, and transaction costs of $2.3 million. In connection with the acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the Company's proportionate share of the assets acquired and liabilities assumed. Intangible assets acquired aggregated to $30.2 million, of which $1.7 million, $6.7 million and $21.8 million were assigned to acquired software, acquired intangible assets, and acquired research and development in-process, respectively. Because there was no assurance that the Company would be able to successfully complete the development and integration of the acquired research and development in-process or that it had alternative future use at the acquisition date, the acquired research and development in-process was charged to expense by the Company in the year ended December 31, 1997. The Company's proportionate share of net tangible liabilities assumed in the acquisition totaled approximately $12.8 million. In May 1998, the Company completed its acquisition of Medicus by purchasing the remaining 43.3% interest in Medicus. The Company allocated the remaining 43.3% purchase price based on the estimated fair value of the assets and liabilities assumed. The SEC recently formulated revised methodology regarding the valuation of acquired research and development in-process. The SEC has indicated in certain cases that these guidelines should be applied retroactively while it is the Company's belief that its original treatment of this transaction was appropriate. The Company has elected to retroactively adjust its charge for the write-off of acquired research and development in-process for the remaining 43.3% acquisition of Medicus. The Company has adjusted the amount of intangibles assigned to acquired in-process research and development and written-off from the previously reported $17,146,000 to $4,763,000 in the quarter ended June 30, 1998. The remaining intangible balance will be amortized over a 7 year average period.

   In February 1997, the Company entered into an arrangement to provide EDI processing and management services to EDI USA, Inc. an organization owned and established by thirteen independent Blue Cross and Blue Shield Plans to build and operate an EDI transaction network. The Company and EDI USA, Inc. terminated this arrangement in December 1997. The Company recorded non-recurring charges of $2,492,000 for the year ended December 31, 1997, related to costs incurred in connection with the processing arrangement and the termination thereof.

   As of December 31, 1998, QuadraMed and its subsidiaries had approximately 3,700 customers, approximately 80% of which were hospitals, located in all 50 states, the District of Columbia, Canada, Puerto Rico, South Africa and the Philipines. The Company expects to maintain a high percentage of hospital customers, but also expects its customer mix to transition to a higher percentage of other providers, including integrated delivery health care systems ("IDSs"), as well as physicians, payors and employers. No single customer accounted for more than 10% of the Company's revenues in 1995, 1996 and 1997.

   The Company's suite of products may be licensed either as an integrated solution or as individual applications. The Company licenses its software products pursuant to either a one-time payment for a perpetual license with the option of purchasing support and maintenance or pursuant to annual renewable licenses. The latter method provides the Company with a recurring component to its revenues each year. Revenues from annual renewable license fees are recognized on the contract anniversary date. Revenues from perpetual software license agreements are significantly greater than license fees under contracts that have annual renewal provisions and are generally recognized upon shipment and involve one-time license fees, which can cause the Company's revenues to vary from quarter to quarter. To date, a substantial majority of customers who have purchased perpetual licenses have also purchased annual support and maintenance agreements, the revenues from which are recognized monthly.

   In addition to its software products, the Company provides business office and health information management outsourcing and cash flow management services. The Company offers partial and full outsourcing of health information management and business office functions for hospitals, physicians, home health care agencies and other providers. The Company often uses its software products in delivering these services. The focus of these services is to increase the cash flow and improve the efficiencies of business operations for health care providers. The Company also provides cash flow management services to update and organize a provider's standard billing and charge information to facilitate appropriate reimbursement for the provider. Business office outsourcing and cash flow management service revenues typically consist of fixed monthly fees, in the case of business office outsourcing, plus incentive-based payments based on a percentage of dollars received for the provider. The monthly fees from outsourcing services are recognized as revenues on a monthly basis, and incentive fees are recognized as revenues based on the collection of accounts from payors. The Company has experienced operating margins at differing levels related to licenses and services. The service business has historically realized fluctuating margins that were significantly lower than margins associated with licenses.

   The Company capitalizes a portion of its software costs for internally developed software products. These capitalized costs relate primarily to the development of new products and the extension of applications to new markets or platforms using existing technologies. The capitalized costs are amortized on a straight-line basis over the estimated lives (usually five years) of the products, commencing when each product is available to the market.

RESULTS OF OPERATIONS

   The following table sets forth, for the periods indicated, certain items from the consolidated statement of operations of QuadraMed expressed as a percentage of total revenues.

                                              YEAR ENDED DECEMBER 31,
                                        ---------------------------------
                                         1995          1996          1997
                                        -----         -----         -----
Revenues:
     Licenses ...................        22.8%         46.7%         44.5%
     Services ...................        77.2          53.3          55.5
     Total revenues .............       100.0         100.0         100.0
Operating expenses:
     Cost of licenses ...........        14.9          19.5          18.5
     Cost of services ...........        53.4          34.0          35.8
     General and administration .        30.6          29.0          26.4
     Sales and marketing ........         7.5          10.2          10.0
     Research and development ...         3.1           6.8          11.1
     Amortization of intangibles          0.2           1.6           1.7
     Non-recurring charges ......          --            --           7.9
     Write-off of acquired in-
       process research and
       development ..............        32.2            --          21.9
                                        -----         -----         -----
       Total operating expenses..       141.9         101.1         133.3
                                        -----         -----         -----
Loss from operations ............       (41.9)         (1.1)        (33.3)
Interest income (expense), net ..        (4.1)         (3.7)         (0.5)
Other income (expense), net .....         0.1           0.5           0.7
                                        -----         -----         -----
Net loss before provision
  for income taxes ..............       (45.9)         (4.3)        (33.1)
Provision for income taxes ......         0.4           0.2           1.1
Income (loss) from discontinued
operations ......................        (4.8)         (1.4)          0.1
                                        -----         -----         -----
Net loss ........................       (51.1)         (5.9)        (34.1)
                                        -----         -----         -----

Years Ended December 31, 1997 and 1996

Revenues


   Licenses. License revenues increased 28.0% to $44.4 million in 1997 from $34.7 million in 1996. The increase was due to license revenues from new customers and an increase in perpetual license agreements entered into during the latter half of 1997. Software license revenues include license, installation, consulting and post-contract customer support fees, third-party hardware sales and other revenues related to licensing of the Company's software products.

   Services. Service revenues increased 39.5% to $55.3 million in 1997 from $39.6 million in 1996. The increase in service revenues was primarily due to new customers associated with the health information management outsourcing business and to a lessor extent, new customers acquired in the Synergy acquisition in April 1997 and Healthcare Revenue Management, Inc. in September 1997.

Cost of Revenues

   Cost of Licenses. Cost of license revenues increased 27.5% to $18.5 million in 1997 from $14.5 million in 1996. Cost of licenses consists primarily of salaries, benefits and allocated costs related to software installations, hardware costs, customer support and royalties to third parties. As a percentage of license revenues, cost of licenses decreased slightly to 41.6% in 1997 from 41.8% in

1996. The increase in cost of licenses was principally due to additional personnel hired during 1997 to support software installations and, to a lesser extent, increases in third-party hardware sales.

   Cost of Services. Cost of service revenues increased 41.1% to $35.6 million in 1997 from $25.3 million in 1996. Cost of services includes expenses associated with services performed primarily in connection with health information management outsourcing and consulting services. As a percentage of service revenues, cost of services increased to 64.5% in 1997 from 63.8% in 1996. The increase in cost of services was principally due to additional operating costs associated with the Company's health information management outsourcing business and to a lessor extent, the acquisitions of Synergy and Healthcare Revenue Management, Inc., acquired in April 1997 and
September 1997, respectively.

Operating Expenses

   General and Administration. General and administration expenses increased 21.8% to $26.3 million in 1997 from $21.6 million in 1996, and decreased as a percentage of total revenues to 26.4% in 1997 from 29.0% in 1996. The increase in general and administration expenses reflects costs associated with the Company's health information management outsourcing business, the hiring of additional senior officers in 1997 and an increase in the number of offices throughout the United States. The Company also incurred significant legal and other costs during 1997 to settle certain litigation initiated in prior years. As a percentage of total revenues, general and administration costs decreased primarily due to a larger revenue base in 1997.

   Sales and Marketing. Sales and marketing expenses increased 32.0% to $10.0 million in 1997 from $7.6 million in 1996, and decreased as a percentage of total revenues to 10.0% in 1997 from 10.2% in 1996. The increase in sales and marketing expenses resulted principally from the addition of sales and marketing personnel and increased advertising efforts associated with advertising in publications, creating product brochures and participating in industry conferences during 1997.

   Research and Development. Research and development expenses increased 119.3% to $11.0 million in 1997 from $5.0 million in 1996, and increased as a percentage of total revenues to 11.1% in 1997 from 6.8% in 1996. The increase in research and development expenses is principally due to the hiring of additional personnel for various software development projects . The Company capitalized $673,000, $745,000 and $671,000 of software development costs in fiscal 1997, 1996 and 1995, respectively, which represented 5.8%, 12.9% and 32.1% of total research and development expenditures in fiscal 1997, 1996 and 1995. Amortization of capitalized software development costs totaled $155,000, $32,000 and $47,000 in fiscal 1997, 1996 and 1995, respectively. The Company believes that research and development expenditures are essential to maintaining its competitive position. As a result, the Company intends to continue to make investments in the development of new products and in the further integration of acquired technologies into the Company's suite of products. The Company believes that these expenses will increase in the future, but should remain relatively constant as a percentage of total revenues, although there can be no assurance in this regard.

   Amortization of Intangibles. Amortization of intangibles increased to $1.7 million in 1997 from $1.2 million in 1996. The increase in the amortization of intangibles is due to the acquisitions of Synergy in April 1997, Healthcare Revenue Management, Inc. in September 1997 and 56.7% of Medicus in November 1997.

   Non-Recurring Charges. The Company recorded non-recurring charges of $7.8 million in 1997. These non-recurring charges were comprised of $2.5 million related to the termination of the claims processing arrangement with EDI USA, Inc. in December 1997, $3.1 million relating to two acquisitions in 1997 (which were accounted for on a pooling of interests basis) and other charges associated with the write down of certain assets which were determined to have no future realizable value.

   Acquired In-Process Research and Development. In connection with the acquisition of 56.7% of the outstanding stock of Medicus in November 1997, the Company recorded a $21.9 million write-off related to acquired in-process research and development that had not achieved technological feasibility and had no alternative future use.

   Interest Income (Expense). Interest expense decreased to $473,000 in 1997 compared to $2.7 million in 1996. The decrease in interest expense was primarily due to various notes payable assumed from acquired companies, which was offset by interest earned on higher cash balances, resulting from the Company's initial public offering of common stock in October 1996 and follow-on common stock offering in October 1997. The Company's public equity offerings raised net proceeds of approximately $26.4 million and $57.3 million, respectively. Interest expense in 1996 was principally the result of debt the Company incurred in connection with the acquisition of Healthcare Design Systems, Inc. and for working capital purposes.

   Provision for Income Taxes. The Company recorded a provision for income taxes of $1.1 million in 1997 compared $147,000 in 1996. The provision for income taxes in 1997 relates to state and alternative minimum tax liabilities of the Company. For financial reporting purposes, a 100% valuation allowance of $16.3 million and $10.0 million has been recorded against the Company's deferred tax assets in 1997 and 1996, respectively, under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Years Ended December 31, 1996 and 1995

Revenues

   Licenses. License revenues increased 229.5% to $34.7 million in 1996 from $10.5 million in 1995. The significant increase in license revenues was due principally to sales associated with businesses acquired in pooling transactions that are included in revenues for 1996 and, to a lesser extent, an increase in new customers.

   Services. Service revenues increased 10.9% to $39.6 million in 1996 from $35.7 million in 1995. The increase was primarily due to new customers from the Company's health information management business in 1996, which was slightly offset by a decrease in the number of customers using the Company's accounts receivable management services, which were comprised of projects with a defined service period, as a result of certain projects that expired and were not replaced with other service contracts.

Cost of Revenues

   Cost of Licenses. Cost of license revenues increased 109.7% to $14.5 million in 1996 from $6.9 million in 1995. This increase is principally due to the cost of licenses associated with the Rothenberg business (which was acquired in a pooling transaction) and to an increase in the number of software license installations during 1996. As a percentage of license revenues, cost of licenses decreased to 41.8% in 1996 from 65.7% in 1995. The decrease in cost of licenses as a percentage of license revenues reflects the significant increase in license revenues with higher operating margins during 1996.

   Cost of Services. Cost of service revenues increased slightly by 2.4% to $25.3 million in 1996 from $24.7 million in 1995. As a percentage of service revenues, cost of services decreased to 63.8% in 1996 from 69.1% in 1995. The decline in cost of services as a percentage of service revenues was due to the Company's ability to leverage its service projects.

Operating Expenses

   General and Administration. General and administration expenses increased 52.2% to $21.6 million in 1996 from $14.2 million in 1995. The increase in general and administration expenses is due to expenses associated with businesses acquired in pooling transactions, the addition of personnel associated with the Healthcare Design Systems acquisition in December 1995 and higher communication and travel costs associated with establishing an office on the East Coast. As a percentage of total revenues, general and administration expenses decreased to 29.0% in 1996 from 30.6% in 1995.

   Sales and Marketing. Sales and marketing expenses increased 118.2% to $7.6 million in 1996 from $3.5 million in 1995. The increase in sales and marketing expenses resulted primarily from the addition of sales personnel and project managers in connection with acquisitions and increased advertising expenditures during 1996. As a percentage of total revenues, sales and marketing expenses increased to 10.2% in 1996 from 7.5% in 1995 primarily due to the hiring of the Company's sales force during 1996 and new marketing initiatives during 1996.

   Research and Development. Research and development expenses increased 254.6% to $5.0 million in 1996 from $1.4 million in 1995. The increase in research and development expenses represents a significant increase in the number of personnel dedicated to the development and enhancement of the Company's products. As a percentage of total revenues, research and development expenses increased to 6.8% in 1996 from 3.1% in 1995.

   Amortization of Intangibles. Amortization of goodwill increased to $1.2 million in 1996 from $102,000 in 1995. The increase in amortization is primarily the result of amortization of goodwill associated with the acquisition of Healthcare Design Systems in December 1995 and amortization previously associated with Rothenberg, which was not included in the Company's results of operations until November 1995.

   Acquired In-Process Research and Development. In 1995, the Company recorded a $6.2 million write-off related to acquired in-process research and development that had not achieved technological feasibility and had no alternative future use. In addition, Rothenberg recorded a write-off of $8.6 million associated with acquired in-process research and development during 1995.

LIQUIDITY AND CAPITAL RESOURCES

   In October 1996, the Company completed its initial public offering of common stock, which resulted in net proceeds to the Company of approximately $26.1 million. In October 1997, the Company completed a follow-on offering of common stock, which resulted in net proceeds to the Company of approximately $57.3 million.

   At December 31, 1997, the Company had $44.7 million of cash and cash equivalents, $1.0 million of short-term investments and $16.7 million in net working capital. Net cash used in operating activities was $5.6 million and $6.1 million in the years ended December 31, 1997 and 1995, respectively. Net cash provided by operating activities in 1996 was $3.1 million. Net cash used in operating activities in 1997 and 1995 was principally attributable to the Company's net loss in 1997 and 1995, a substantial portion of which was comprised of non-cash charges to write-off acquired in-process research and development related to the Medicus acquisition in November 1997 and Rothenberg in 1995. Net cash provided by operating activities in fiscal year 1996 was principally attributable to an increase in depreciation and amortization expense and deferred revenue in 1996.

   Net cash used in investing activities was $31.1 million, $4.6 million and $5.6 million in the years ended December 31, 1997, 1996 and 1995, respectively. Investing activities in fiscal year 1997 primarily included cash paid for the Medicus and Synergy acquisitions, purchases of equipment and the capitalization of computer software development costs. Investing activities in fiscal years 1996 and 1995 related to additions to capital equipment, the capitalization of computer software development costs and the discontinuance of a certain operation in 1995.

   Net cash provided by financing activities was $60.0 million, $10.5 million and $22.0 million in the years ended December 31, 1997, 1996 and 1995, respectively. Net cash provided by financing activities in fiscal year 1997 included $57.3 million in proceeds from the Company's follow-on common stock offering in October 1997, which was partially offset by the repayment of notes payable in connection with the November 1997 acquisition of Medicus. Net cash provided by financing activities in fiscal year 1996 included proceeds from the issuance of convertible preferred stock and proceeds from the Company's initial public offering, which proceeds were offset by repayment of notes payable. Net cash provided by financing activities in fiscal year 1995 included borrowings related to notes payable and contributed capital to Rothenberg.

   In April 1997, Medicus entered into an agreement with a bank that provided for a secured revolving line of credit up to a maximum of $2,500,000. There were no outstanding balances at December 31, 1997. The line of credit agreement was terminated by the Company in January 1998.

   In July 1997, the Company entered into an unsecured line of credit arrangement to borrow up to $5,000,000 at the bank's prime rate. The line of credit expires in July 1998 and contains certain financial and non-financial restrictions, including among others, maintaining a minimum quick ratio, minimum tangible net worth and a minimum ratio of total liabilities to tangible net worth. The Company was not in compliance with certain of these covenants at December 31, 1997; however, the Company received a waiver from the bank for noncompliance with such financial covenants. There were no outstanding balances at December 31, 1997. The line of credit expired in July 1998, at which time it was extended until September 1998 when it expired.

   The Company believes that its current cash and investments will be sufficient to fund operations at least through December 31, 1999.

YEAR 2000 COMPLIANCE

   Many computer systems have experienced or will experience problems processing dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company is assessing both the internal readiness of its computer systems and the compliance of its computer products and software sold to customers for addressing the year 2000 issue. The Company expects to implement successfully the systems and programming changes necessary to address the year 2000 issues and does not believe that the cost of such actions will have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of such changes, and the Company's inability to implement such changes could have an adverse effect on its business, financial condition and results of operations.

   The Company has designed and tested the most current versions of its products to be year 2000 compliant. A significant number of the Company's customers are running product versions that are not year 2000 compliant. While the Company has been encouraging such customers to migrate to current product versions, it is possible that the Company may experience increased expenses in addressing migration issues and may lose customers. In addition, there can be no assurances that the Company's current products do not contain undetected errors or defects associated with year 2000 date functions that may result in material costs to the Company. Some commentators have stated that significant amounts of litigation will arise out of year 2000 compliance issues. Because of the unprecedented nature of such litigation it is uncertain whether or to what extent the Company may be affected by it.

RECENT ACCOUNTING PRONOUNCEMENTS

   In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), which was adopted by the Company in the quarter ended December 31, 1997, and in accordance with this standard all prior periods presented have been restated to conform to its provisions. Under the new requirements for calculating earnings per share, basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average of common and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the dilutive computation only if their effect is anti-dilutive. As the Company recorded a net loss in each of the three years in the period ended December 31, 1997, no common equivalent shares are included in diluted weighted average common shares outstanding.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The adoption of this statement will not have a material impact on the Company's results of operations or financial position.

   In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). This statement establishes standards for reporting selected segment information quarterly and to report entity-wide disclosures about products and services, geographic areas and major customers. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement will not have a material impact on the Company's results of operations or financial position.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(b) The Company has restated certain of its historical fiscal year end audited financial statements to reflect the business combinations with Pyramid and IMN consistent with the accounting treatment for a pooling of interests. Listed below are the financial statements, related information which are responsive to
Item 7(b) hereof.

         Report of Independent Public Accountants
         Independent Auditors' Report
         Consolidated Balance Sheets as of December 31, 1996 and 1997 Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997
         Consolidated Statements of Changes in Stockholder' Equity (Deficit) for the years ended December 31, 1995, 1996 and 1997
         Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997
         Notes to Consolidated Financial Statements

(c) The following exhibits are being filed herewith as a result of the restatement of the Company's audited financial statements:

    Exhibits:

    23.1  Consent of Arthur Andersen LLP

    23.2  Consent of Deloitte & Touche LLP

                          INDEX TO FINANCIAL STATEMENTS

                              QUADRAMED CORPORATION

                                                                                                          PAGE
                                                                                                          ----
Report of Independent Public Accountants..............................................................    F-1
Independent Auditors' Report..........................................................................    F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997..........................................    F-3
Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997............    F-4
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
    for the years ended December 31, 1995, 1996 and 1997..............................................    F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997............    F-6
Notes to Consolidated Financial Statements............................................................    F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To QuadraMed Corporation:

    We have audited the accompanying consolidated balance sheets of QuadraMed Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, statements of changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997 (as restated -- see Note 12). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the consolidated balance sheets of FRA Acquisitions, Inc. and subsidiary as of December 31, 1996, nor did we audit the related statements of operations, statements of changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, which statements represent total assets of 4% of the 1996 consolidated total and total revenues of 4% and 12% of the 1995 and 1996 consolidated totals, respectively. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of QuadraMed Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                            /s/ ARTHUR ANDERSEN LLP

                                            ARTHUR ANDERSEN LLP

San Jose, California
January 12, 1999

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
FRA Acquisitions, Inc.
Rothenberg Health Systems Inc.
Woodland Hills, California:

We have audited the consolidated balance sheet of FRA Acquisitions, Inc. and subsidiary (the "Company") as of December 31, 1996, and the related consolidated statements of operations, shareholder's equity, and cash flows for the year ended December 31, 1996, and the 55 day period ended December 31, 1995 (which financial statements are not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996, and the 55 day period ended December 31, 1995 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP



Los Angeles, California
April 25, 1997

                              QUADRAMED CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           DECEMBER 31,
                                                                                   -----------------------------
                                                                                     1996                 1997
                                                                                   ---------           ---------
                                                                                   (RESTATED)          (RESTATED)
                                                                                  (SEE NOTE 12)       (SEE NOTE 12)
                                                    ASSETS
CURRENT ASSETS:
    Cash and cash equivalents ...........................................          $  21,283           $  44,666
    Short-term investments ..............................................                 --               1,032
    Accounts receivable, net of allowance for uncollectible
        accounts of $1,954 and $2,176, respectively .....................             10,135              20,179
    Unbilled receivables ................................................                624               4,018
    Notes and other receivables .........................................              2,921               2,354
    Prepaid expenses and other ..........................................                723               2,550
                                                                                   ---------           ---------
           Total current assets .........................................             35,686              74,799
                                                                                   ---------           ---------
EQUIPMENT, at cost:
    Equipment ...........................................................              8,746              12,679
    Less-- Accumulated depreciation and amortization ....................             (4,133)             (5,813)
                                                                                   ---------           ---------
        Equipment, net ..................................................              4,613               6,866
                                                                                   ---------           ---------
CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net .............................              1,446               1,525
ACQUIRED SOFTWARE, net of accumulated amortization
    of $323 and $643, respectively ......................................              2,176               4,178
INTANGIBLES, net of accumulated amortization
    of $568 and $2,501, respectively ....................................              2,164              15,836
LONG-TERM INVESTMENTS ...................................................                 --               1,200
NET ASSETS OF DISCONTINUED OPERATIONS ...................................              3,591                  --
OTHER ...................................................................                693                 884
                                                                                   ---------           ---------
                                                                                   $  50,369           $ 105,288
                                                                                   =========           =========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current maturities of capital lease obligations .....................          $      83           $     168
    Notes payable .......................................................                346              10,640
    Accounts payable ....................................................              3,157               3,728
    Accrued liabilities .................................................             10,349              26,639
    Accrued interest ....................................................              4,571               4,461
    Deferred revenue ....................................................              7,798              11,827
    Minority interest ...................................................                 --                 658
                                                                                   ---------           ---------
           Total current liabilities ....................................             26,304              58,121
NOTES PAYABLE ...........................................................             25,705              13,153
CAPITAL LEASE OBLIGATIONS, less current portion .........................                154                 285
                                                                                   ---------           ---------
           Total liabilities ............................................             52,163              71,559
                                                                                   ---------           ---------
CONTINGENCIES (Note 13) .................................................                 --                  --
STOCKHOLDERS' EQUITY:
    Common stock, $0.01 par, 20,000 shares authorized,
    12,567 and 16,772 shares issued and outstanding, respectively .......                 57                  96
    Additional paid-in capital ..........................................             57,121             129,564
    Deferred compensation ...............................................               (703)                 --
    Accumulated deficit .................................................            (58,269)            (95,931)
                                                                                   ---------           ---------
           Total stockholders' equity ...................................             (1,794)             33,729
                                                                                   ---------           ---------
                                                                                   $  50,369           $ 105,288
                                                                                   =========           =========

                   The accompanying notes are an integral part of these consolidated financial statements.

                              QUADRAMED CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                           ----------------------------------------------------
                                                              1995                1996                1997
                                                           -------------       ------------        ------------
                                                            (RESTATED)          (RESTATED)          (RESTATED)
                                                           (SEE NOTE 12)       (SEE NOTE 12)       (SEE NOTE 12)
REVENUES:
    Licenses .....................................          $  10,518           $  34,657           $  44,372
    Services .....................................             35,703              39,612              55,253
                                                            ---------           ---------           ---------
           Total revenues ........................             46,221              74,269              99,625
                                                            ---------           ---------           ---------
OPERATING EXPENSES:
    Cost of licenses .............................              6,908              14,485              18,467
    Cost of services .............................             24,680              25,261              35,643
    General and administration ...................             14,165              21,565              26,260
    Sales and marketing ..........................              3,474               7,582              10,009
    Research and development .....................              1,418               5,028              11,024
    Amortization of intangibles ..................                102               1,184               1,719
    Non-recurring charges ........................                 --                  --               7,816
    Write-off of acquired research and
        development in process ...................             14,840                  --              21,854
                                                            ---------           ---------           ---------
           Total operating expenses ..............             65,587              75,105             132,792
                                                            ---------           ---------           ---------
LOSS FROM OPERATIONS .............................            (19,366)               (836)            (33,167)
                                                            ---------           ---------           ---------
OTHER INCOME (EXPENSE):
    Interest income(expense) .....................             (1,886)             (2,724)               (473)
    Other income (expense) .......................                 53                 393                 683
                                                            ---------           ---------           ---------
           Total other income (expense) ..........             (1,833)             (2,331)                210
                                                            ---------           ---------           ---------
 LOSS BEFORE INCOME TAXES
    AND MINORITY INTEREST ........................            (21,199)             (3,167)            (32,957)
PROVISION FOR INCOME TAXES .......................                172                 147               1,136
                                                            ---------           ---------           ---------
LOSS BEFORE MINORITY INTEREST ....................            (21,371)             (3,314)            (34,093)
                                                            ---------           ---------           ---------
MINORITY INTEREST IN LOSS ........................                 --                  --                  37
INCOME (LOSS) FROM DISCONTINUED OPERATIONS .. ....             (2,206)             (1,010)                118
                                                            ---------           ---------           ---------
NET LOSS .........................................          $ (23,577)          $  (4,324)          $ (33,938)
                                                            =========           =========           =========
BASIC AND DILUTED NET LOSS FROM CONTINUING
     OPERATIONS ..................................          $   (2.98)          $   (0.39)          $   (2.57)
                                                            =========           =========           =========
BASIC AND DILUTED NET INCOME (LOSS) FROM DISCONTINUED
     OPERATIONS ..................................          $   (0.31)          $   (0.12)          $    0.01
                                                            =========           =========           =========
BASIC AND DILUTED NET LOSS PER SHARE .............          $   (3.29)          $   (0.51)          $   (2.56)
                                                            =========           =========           =========
WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES OUTSTANDING:
    BASIC AND DILUTED ............................              7,181               8,476              13,239
                                                            =========           =========           =========

                   The accompanying notes are an integral part of these consolidated financial statements.

                              QUADRAMED CORPORATION

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              SERIES A                       SERIES B
                                            CONVERTIBLE                     CONVERTIBLE
                                          PREFERRED STOCK                 PREFERRED STOCK                  COMMON STOCK
                                      -------------------------       -------------------------       ------------------------
                                       SHARES          AMOUNT          SHARES          AMOUNT          SHARES         AMOUNT
                                      ---------       ---------       ---------       ---------       ---------      ---------
                                                                                                     (RESTATED)     (RESTATED)
                                                                                                    (SEE NOTE 12)  (SEE NOTE 12)
BALANCE, DECEMBER 31, 1994 .....            835       $       8              --       $      --           7,177      $       6

Capital contribution ...........             --              --              --              --              --             --
Issuance of warrant to purchase
    Common stock ...............             --              --              --              --              --             --
Issuance of common stock at
    $2.50 per Share ............             --              --              --              --               5             --
Deferred compensation ..........             --              --              --              --              --             --
Amortization of deferred
    compensation ...............             --              --              --              --              --             --
Conversion of notes payable to
    related Parties to Series A
    preferred stock at $4.79 per
    share ......................             77               1              --              --              --             --
Conversion of notes payable to
    related Parties to Series B
    preferred stock at $5.25
    at $5.25 per share, net of
    issuance costs .............             --              --             892               9              --             --
Net loss .......................             --              --              --              --              --             --
                                      ---------       ---------       ---------       ---------       ---------      ---------
BALANCE AT DECEMBER 31, 1995 ...            912               9             892               9           7,182              6
                                      ---------       ---------       ---------       ---------       ---------      ---------
Issuance of common stock at
    $3.75 per Share ............             --              --              --              --              56              1
Conversion of notes payable to
    related parties to Series B
    preferred stock
    at $5.25 per share, net of
    issuance costs .............             --              --             740               7              --             --
Contributed capital ............             --              --              --              --              --             --
Issuance of warrant to purchase
    common stock ...............             --              --              --              --              --             --
Amortization of deferred
    compensation ...............             --              --              --              --              --             --
Issuance of Series A preferred
    stock under exchange
    agreement ..................            251              --              --              --              --             --
Repurchase of Series B preferred
    stock ......................             --              --              (6)             --              --             --
Conversion of Series A and B
    preferred stock to common
    stock ......................         (1,163)             (9)         (1,626)            (16)          2,789             25
Exercise of common stock options             --              --              --              --              40             --
Issuance of common stock from
    initial public offering, net

                                                                                           TOTAL
                                         ADDITIONAL       DEFERRED       ACCUMULATED    STOCKHOLDERS'
                                       PAID IN CAPITAL   COMPENSATION      DEFICIT      EQUITY (DEFICIT)
                                       ---------------   ------------    -----------    ---------------
                                          (RESTATED)      (RESTATED)      (RESTATED)      (RESTATED)
                                         (SEE NOTE 12)   (SEE NOTE 12)   (SEE NOTE 12)   (SEE NOTE 12)
BALANCE, DECEMBER 31, 1994 .....          $  17,941       $      --       $ (30,368)      $ (12,413)

Capital contribution ...........              1,568              --              --           1,568
Issuance of warrant to purchase
    Common stock ...............                 57              --              --              57
Issuance of common stock at
    $2.50 per Share ............                 12              --              --              12
Deferred compensation ..........                440            (440)             --              --
Amortization of deferred
    compensation ...............                                 10              --              10
Conversion of notes payable to
    related Parties to Series A
    preferred stock at $4.79 per
    share ......................                367              --              --             368
Conversion of notes payable to
    related Parties to Series B
    preferred stock at $5.25
    at $5.25 per share, net of
    issuance costs .............              4,630              --              --           4,639
Net loss .......................                 --              --         (23,577)        (23,577)
                                          ---------       ---------       ---------       ---------
BALANCE AT DECEMBER 31, 1995 ...             25,015            (430)        (53,945)        (29,336)
                                          ---------       ---------       ---------       ---------
Issuance of common stock at
    $3.75 per Share ............                209              --              --             210
Conversion of notes payable to
    related parties to Series B
    preferred stock
    at $5.25 per share, net of
    issuance costs .............              3,862              --              --           3,869
Contributed capital ............              1,246              --              --           1,246
Issuance of warrant to purchase
    common stock ...............                381            (381)             --              --
Amortization of deferred
    compensation ...............                 --             108              --             108
Issuance of Series A preferred
    stock under exchange
    agreement ..................                 --              --              --              --
Repurchase of Series B preferred
    stock ......................                (53)             --              --             (53)
Conversion of Series A and B
    preferred stock to common
    stock ......................                 --              --              --              --
Exercise of common stock options                100              --              --             100
Issuance of common stock from
    initial public offering, net

                                              SERIES A                       SERIES B
                                            CONVERTIBLE                     CONVERTIBLE
                                          PREFERRED STOCK                 PREFERRED STOCK                  COMMON STOCK
                                      -------------------------       -------------------------       ------------------------
                                       SHARES          AMOUNT          SHARES          AMOUNT          SHARES         AMOUNT
                                      ---------       ---------       ---------       ---------       ---------      ---------
                                                                                                     (RESTATED)     (RESTATED)
                                                                                                    (SEE NOTE 12)  (SEE NOTE 12)
    of issuance costs ..........             --              --              --              --           2,500             25
Net loss .......................             --              --              --              --              --             --
                                      ---------       ---------       ---------       ---------       ---------      ---------
BALANCE AT DECEMBER 31, 1996 ...             --              --              --              --          12,567             57
                                      ---------       ---------       ---------       ---------       ---------      ---------
Issuance of common stock in
    connection with the Synergy
    acquisition ................             --              --              --              --             182              2
Issuance of common stock in
    connection with Healthcare
    Revenue Management, Inc.
    acquisition ................             --              --              --              --             113              1
Amortization of deferred
    compensation ...............             --              --              --              --              --             --
Capital contributed ............             --              --              --              --              --             --
Spin-off of subsidiary .........             --              --              --              --              --             --
Issuance of common stock
    purchase warrants in
    connection with
    the acquisition of Medicus
    Systems Corporation ........             --              --              --              --              --             --
Conversion of notes payable to
    contributed capital ........             --              --              --              --              --             --
Issuance of common stock through
    Employee Stock
    Purchase Plan ..............             --              --              --              --              14             --
Exercise of warrants to purchase
    common stock ...............             --              --              --              --             322             --
Exercise of common stock options             --              --              --              --             107              1
Issuance of common stock from
    public offering,
    net of issuance costs ......             --              --              --              --           3,467             35
Net loss .......................             --              --              --              --              --             --
                                      ---------       ---------       ---------       ---------       ---------      ---------
BALANCE, DECEMBER 31, 1997 .....             --       $      --              --       $      --          16,772      $      96
                                      =========       =========       =========       =========       =========      =========




                                                                                           TOTAL
                                         ADDITIONAL       DEFERRED       ACCUMULATED    STOCKHOLDERS'
                                       PAID IN CAPITAL   COMPENSATION      DEFICIT      EQUITY (DEFICIT)
                                       ---------------   ------------    -----------    ---------------
                                          (RESTATED)      (RESTATED)      (RESTATED)      (RESTATED)
                                         (SEE NOTE 12)   (SEE NOTE 12)   (SEE NOTE 12)   (SEE NOTE 12)
    of issuance costs ..........             26,361              --              --          26,386
Net loss .......................                 --              --          (4,324)         (4,324)
                                          ---------       ---------       ---------       ---------
BALANCE AT DECEMBER 31, 1996 ...             57,121            (703)        (58,269)         (1,794)
                                          ---------       ---------       ---------       ---------
Issuance of common stock in
    connection with the Synergy
    acquisition ................              1,680              --              --           1,682
Issuance of common stock in
    connection with Healthcare
    Revenue Management, Inc.
    acquisition ................              2,330              --              --           2,331
Amortization of deferred
    compensation ...............                 --             703              --             703
Issuance of common stock in
    connection with the Microport
    acquisition ................                251              --              --             251
Distributions ..................                 --              --             (40)            (40)
Spin-off of subsidiary .........                 --              --          (3,684)         (3,684)
Issuance of common stock
    purchase warrants in
    connection with
    the acquisition of Medicus
    Systems Corporation ........                700              --              --             700
Conversion of notes payable to
    contributed capital ........              9,578              --              --           9,578
Issuance of common stock through
    Employee Stock
    Purchase Plan ..............                135              --              --             135
Exercise of warrants to purchase
    common stock ...............                 --              --              --              --
Exercise of common stock options                476              --              --             477
Issuance of common stock from
    public offering,
    net of issuance costs ......             57,293              --              --          57,328
Net loss .......................                 --              --         (33,938)        (33,938)
                                          ---------       ---------       ---------       ---------
BALANCE, DECEMBER 31, 1997 .....          $ 129,564       $      --       $ (95,931)      $  33,729
                                          =========       =========       =========       =========


                   The accompanying notes are an integral part of these consolidated financial statements.

                              QUADRAMED CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------
                                                                    1995           1996           1997
                                                                -------------  -------------  -------------
                                                                 (RESTATED)     (RESTATED)     (RESTATED)
                                                                (SEE NOTE 12)  (SEE NOTE 12)  (SEE NOTE 12)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss ...................................................  $(23,577)      $ (4,324)      $(33,938)
    Adjustments to reconcile net loss to net
        cash used for operating activities --
        Depreciation and amortization ..........................     1,542          2,836          5,563
        Amortization of deferred compensation ..................        10            108            703
        Income (loss) from discontinued operations .............     2,206          1,010           (118)
        Write-off of in-process research and development .......    14,840             --         21,854
        Minority interest in net loss ..........................        --             --            (37)
    Cash acquired in the acquisition of
      Healthcare Design Systems ................................        13             --             --
    Changes in assets and liabilities, net of acquisitions--
      Accounts receivable and unbilled receivables .............    (1,694)        (1,876)        (4,492)
      Prepaid expenses and other ...............................      (162)           (95)        (1,341)
      Other assets .............................................       (17)            15            187
      Accounts payable and accrued liabilities .................        50          1,348          5,623
      Deferred revenue .........................................       719          4,092            444
                                                                  --------       --------       --------
          Cash provided by (used for) operating activities .....    (6,070)         3,114         (5,552)
                                                                  --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash paid for the acquisition of Synergy HMC,
      net of cash acquired .....................................        --             --         (2,776)
    Cash paid for the acquisition of Queen City
      Microsystems .............................................        --             --           (160)
    Cash paid for the acquisition of Medicus
      Systems Corporation, net of cash acquired ................        --             --        (21,454)
    Cash paid for the acquisition of Healthcare
      Revenue Management, net of cash acquired .................        --             --           (126)
    Purchased technology .......................................        --             --           (460)
    Purchase of available for sale securities...................        --             --         (1,032)
    Purchase of long-term investments ..........................        --             --         (1,200)
    Increase in assets held for distribution ...................    (3,636)            --             --
    Additions to equipment .....................................    (1,340)        (3,824)        (3,225)
    Capitalization of computer software
        development costs ......................................      (671)          (745)          (673)
                                                                  --------       --------       --------
           Cash used for investing activities ..................    (5,647)        (4,569)       (31,106)
                                                                  --------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments of principal on capital lease obligations .........      (104)          (177)          (140)
    Borrowings (repayments) under notes and loans payable ......    20,476        (21,144)         2,030
    Issuance of convertible notes payable to related parties....        --          3,869             --
    Distributions ..............................................        --             --            (40)
    Contributed capital ........................................     1,568          1,246             --
    Issuance of common stock, net of issuance costs ............        12         26,596         57,579
    Issuance of common stock through Employee
    Stock Purchase Plan ........................................        --             --            135
    Proceeds from exercise of common stock options .............        --            100            477
                                                                  --------       --------       --------
           Cash provided by financing activities ...............    21,952         10,490         60,041
                                                                  --------       --------       --------
    Net increase in cash and cash equivalents ..................    10,235          9,035         23,383

CASH AND CASH EQUIVALENTS, beginning of period .................     2,013         12,248         21,283
                                                                  --------       --------       --------

CASH AND CASH EQUIVALENTS, end of period .......................  $ 12,248       $ 21,283       $ 44,666
                                                                  ========       ========       ========

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                -------------------------------------------
                                                                    1995           1996           1997
                                                                -------------  -------------  -------------
                                                                 (RESTATED)     (RESTATED)     (RESTATED)
                                                                (SEE NOTE 12)  (SEE NOTE 12)  (SEE NOTE 12)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION
    Cash paid for interest .................................      $    154       $  1,270       $  1,197

SUPPLEMENTAL DISCLOSURE OF NONCASH
    INVESTING AND FINANCING TRANSACTIONS:
    Purchase of equipment subject to capital lease .........            17            128             --
    Repurchase of Series B preferred stock in
        exchange for extinguishment of shareholder
        receivable..........................................           --             53             --
    Conversion of notes payable to related
        parties to convertible preferred stock .............         5,007          3,869             --
    Conversion of notes payable and accrued
        interest to related parties to contributed capital..            --             --          9,578
    Conversion of convertible preferred stock to
        common stock .......................................            --             25             --
    Issuance of common stock in connection with
        the Synergy acquisition ............................            --             --          2,000
    Issuance of common stock in connection with
        acquisition of Healthcare Revenue Management, Inc...            --             --          2,300
    Issuance of common stock warrants in
        connection with acquisition of Medicus
        Systems Corporation ................................            --             --            700


              The accompanying notes are an integral part of these
                       consolidated financial statements.

                              QUADRAMED CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1997

1. THE COMPANY

    QuadraMed Corporation (the Company) was incorporated in California in September 1993. In August 1996, the Company reincorporated in Delaware. The Company operates in a single industry segment and offers a suite of decision support, financial management and electronic data interchange (EDI) software products that are designed to enable health care providers to increase operational efficiency and measure the cost of care and to facilitate the negotiation of managed care contracts and capitation agreements. In addition to its software products, the Company provides business office outsourcing and cash flow management services.

    The Company is subject to a number of risks, including, but not limited to, its dependence on the hospital market, uncertainty in the health care industry, risks associated with acquisitions (successful integration and operation of new products, technologies or businesses), and its ability to increase market share for its products from larger competitors. There can be no assurance that the Company will successfully integrate acquired subsidiaries or be able to increase market share for its products from larger competitors.

2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

    Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

    Cash and Cash Equivalents

    For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. These investments have consisted of certificates of deposit, money market accounts and commercial maturities of three months or less.

    Short and Long-Term Investments

    The Company accounts for short term investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Instruments." The Company considers its short and long term securities to be available-for-sale-securities and accordingly are stated at fair value. The difference between amortized cost (cost adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income) and fair value representing unrealized holdings gains or losses are recorded as a separate component of stockholders' equity until realized. The Company's policy is to record debt securities as available-for-sale because the sale of such securities may be required prior to maturity. Any gains and losses on the sale of debt securities are determined on a specific identification basis. Realized gains and losses are included in interest income (expense) in the accompanying statement of operations. There were no short or long term investments during 1996. At December 31, 1997, the fair value of the investments approximated amortized cost and, as such, gross unrealized holding gains and losses were not material. The amortized cost, aggregate fair value and gross unrealized holding gains and losses by major security type were as follows:

                                                         AGGREGATE
                                                         FAIR VALUE
                                                       --------------
                                                       (IN THOUSANDS)
          Debt securities  issued by
              the United States Government                $  408
          Corporate debt securities                          624
                                                          ------
                                                          $1,032
                                                          ======

    Long-Term Investments

    In July 1997, the Company acquired an 11 percent equity interest in VantageMed Corporation ("VantageMed"), a company that develops and sells software to physician groups. The Company paid $1,200,000 for its equity interest in VantageMed which is accounted for on the cost method. In addition, the Company has provided VantageMed a revolving line of credit in the amount of $500,000. The line of credit bears interest at a rate of 8% per annum and all outstanding balances, including accrued interest, is due on December 31, 1998. There were no outstanding borrowings at December 31, 1997. VantageMed borrowed $500,000 against the line of credit subsequent to December 31, 1997.

    Equipment

    Equipment is stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets which is generally three to seven years. Maintenance and repairs are expensed as incurred.

    Software Development Costs

    Under the provisions of SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are capitalized upon the establishment of technological feasibility, which the Company defines as establishment of a working model which is typically the beta version of the software. Capitalized software development costs require a continuing assessment of their recoverability. This assessment requires considerable judgment by management with respect to various factors, including, but not limited to, anticipated future gross product revenues, estimated economic lives and changes in software and hardware technology. The Company capitalized software development costs of $599,000, including $72,000 which was acquired from Healthcare Design Systems, $745,000 and $673,000 in 1995, 1996 and 1997, respectively. Amortization of capitalized software development costs was $47,000, $32,000 and $155,000 for the years ended December 31, 1995, 1996 and
1997, respectively. Amortization is based upon the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or
(b) the straight-line method over the remaining estimated economic life of the product, generally five years.

    Revenue Recognition

    The Company licenses a variety of products and provides a variety of services. License revenue includes license, installation, consulting and post-contract customer support fees, third-party hardware sales and other revenues related to licensing of the Company's software products. Service revenue is composed of business office and health information management outsourcing, cash flow management, compliance and consulting services. The product suite is comprised of three primary elements: financial management, decision support compliance and EDI software. Each of these elements includes a variety of products which can be licensed individually or as a suite of interrelated products. Products are licensed either under term arrangements (which range from one year to three years and typically include monthly or annual payments over the term of the arrangement) or on a perpetual basis.

    Revenues from term licenses of financial management, decision support, compliance and EDI products are recognized monthly or annually over the term of the license arrangement, beginning at the date of installation. Revenues from perpetual licenses of decision support, financial management, EDI and certain compliance products are recognized upon shipment of the software if there is persuasive evidence of an agreement, collection of the resulting receivable is probable and the fee is fixed and determinable. If an acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Revenues from certain compliance products are recognized on a percentage of completion basis of accounting as determined by the achievement of certain performance milestones during the product installation process.

    The Company provides business office and health information management outsourcing, cash flow management compliance and consulting services to certain hospitals under contract service arrangements. Outsourcing revenues typically consist of fixed monthly fees plus, in the case of business office outsourcing, incentive-based payments that are based on a percentage of dollars recovered for the provider for which the service is being performed. The monthly fees are recognized as revenue on a monthly basis at the end of each month. Incentive fees are recognized as the conditions upon which such fees are based are realized based on collection of accounts from payors. Cash flow management services typically consist of fixed fee services and additional incentive payments based on a certain percentage of revenue returns realized by the customer as a result of the services provided by the Company. The fixed fee portion is recognized as revenue upon the completion of the project with the customer. Compliance and consulting revenues are recognized as the services are provided.

    Other services are also provided to certain of the Company's licensees of software products. These services consist primarily of consulting and post-contract customer support. Consulting services generally consist of installation of software at customer sites and revenue is recognized upon completion of installation. Unbilled receivables consist of work performed or software delivered which has not been billed under the terms of the contractual arrangement with the customer. Post-contract customer support is recognized ratably over the term of the support period. Deferred revenue primarily consists of revenue deferred under annual maintenance and annual license agreements on which amounts have been received from customers and for which the earnings process has not been completed.

    Cost of license revenues consists primarily of salaries, benefits, hardware costs and allocated costs related to the installation process and customer support and royalties to third parties.

    Cost of service revenues consists primarily of salaries, benefits and allocated costs related to providing such services.

    Major Customers

    In the years ended December 31, 1995, 1996 and 1997, no customers accounted for greater than 10% of total revenue.

    Concentration of Credit Risk

    Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company does not require collateral on trade accounts receivable as the Company's customer base consists primarily of hospitals and, to a lesser extent, hospital associations, physician groups, medical payors and self-administered employers. The Company provides reserves for credit losses.

    Fair Value of Financial Instruments

    The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short and long-term investments, accounts receivable and accounts payable, approximate their fair values.

    Intangibles

    Intangibles include goodwill, which represents the amount of purchase price in excess of the fair value of the tangible net assets, and software purchased in acquisitions completed by the Company and are amortized on a straight-line basis over a period of five to ten years. Goodwill is evaluated annually for impairment and written down to net realizable value if necessary. No impairment has been recorded to date. Intangible assets also include acquired customer lists, tradenames and assembled work forces which are amortized on a straight-line basis over a period of five to ten years.

    Intangible assets include the following at December 31 (in thousands):


                                                      1996             1997
                                                     -------         --------
          Customer lists                           $  2,732         $ 16,621
          Goodwill                                        --              241
          Work force and trade names                      --            1,475
                                                     -------         --------
                                                       2,732           18,337
              Less: Accumulated amortization            (568)          (2,501)
                                                     -------         --------
                                                    $  2,164         $ 15,836
                                                     =======         ========


    Net Loss Per Share

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share", which was adopted by the Company in the quarter ended December 31, 1997, and in accordance with this standard all prior periods presented have been restated to conform to its provisions. Under the new requirements for calculating earnings per share, basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the dilutive computation only if their effect is anti-dilutive. As the Company recorded a net loss in each of three years in the period ended December 31, 1997, no common equivalent shares are included in diluted weighted average common shares outstanding.

    Non-Recurring Charges

    During 1997, the Company incurred certain non-recurring charges. In February 1997, the Company entered into an arrangement to provide EDI processing and management services to EDI USA, Inc. In connection with this claims processing arrangement, and the termination thereof in December 1997, the Company recorded a charge of $2,492,000. During the fourth quarter ended December 31, 1997, the Company completed two acquisitions which were accounted for as a pooling of interests. In connection with these acquisitions, the Company incurred $3,111,000 in acquisition and related costs which have been recorded as non-recurring charges. As a result of completed acquisitions during 1997, the Company recorded certain charges to write-off assets which were determined to have no future realizable value.

    Use of Estimates in Preparation of Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Recent Pronouncements

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements and is effective for fiscal years beginning after December 15, 1997. The adoption of this statement will not have a material impact on the Company's results of operations or financial position.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for reporting selected segment information quarterly and to report entity-wide disclosures about products and services, geographic areas and major customers. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of this statement will not have a material impact on the Company's results of operations or financial position.

3. LINE OF CREDIT

    In January 1996, the Company arranged a line of credit agreement with a bank. Borrowings were limited to the lesser of 80% of eligible borrowing base (accounts receivable) or $1,200,000. There were no outstanding borrowings under the line of credit at December 31, 1996. In addition, warrants were issued to the bank for the purchase of $50,000 worth of Common Stock at $5.25 per share. The line of credit expired in January 1997.

    In July 1997, the Company entered into an unsecured line of credit arrangement with a bank to borrow up to $5,000,000 at the bank's prime rate. The line of credit expires in July 1998 and contains certain financial and other covenants, including, but not limited to, maintaining a minimum quick ratio, tangible net worth and total liabilities to tangible net worth. The Company was not in compliance with certain of these financial covenants at December 31, 1997; however, the Company received a waiver from the bank for noncompliance with such covenants. There were no borrowings against the line of credit at December 31, 1997. The line of credit expired in July 1998, but was extended until September 1998, at which time it expired.

    In connection with the acquisition of a majority interest in Medicus Systems Corporation ("Medicus") acquisition in November 1997 (see Note 12), the Company assumed a line of credit arrangement Medicus had entered into with a bank to borrow up to a maximum of $2,500,000. The line of credit bears interest at the bank's prime rate and provides the bank with a first security interest in all assets of Medicus. There were no borrowings against the line of credit at December 31, 1997. In January 1998, the Company terminated the line of credit arrangement with the bank.

4. NOTES PAYABLE

    The Company's notes payable consisted of the following (in thousands):


                                                                                          DECEMBER 31,
                                                                                   -------------------------
                                                                                     1996             1997
                                                                                   --------         --------
          Notes payable, bearing interest at 10.75
          percent, due in 2004, converted to
          contributed capital in 1997 .....................................        $  5,000         $     --
          Junior promissory note, bearing interest
          at 11.75 percent, due in 2004, converted
          to contributed capital in 1997 ..................................           3,700               --
          Notes payable to Director and Stockholder of
          Medicus Systems Corporation, unsecured, bearing
          interest at 5 percent, due January 5, 1998
          Repaid in full in January 1998 ..................................              --            1,620
          Notes payable to Stockholder of
          Integrated Medical Networks, Inc., bearing
          interest at 7.875% percent, due January 4, 2000 .................           6,463           12,671
          Convertible subordinated  notes, bearing interest at 10
          percent, converted to shares of common stock in 1998 ............          10,000            8,000
          Subordinated  notes, bearing interest at 15
          percent, due and repaid in full in June 1998 ....................              --              750
          Miscellaneous notes payable .....................................             888              752
                                                                                   --------         --------
                                                                                     26,051           23,793
                                                                                   --------         --------
                  Less:  Current portion ..................................            (346)         (10,640)
                                                                                   --------         --------
                                                                                   $ 25,705         $ 13,153
                                                                                   ========         ========


    During 1997, Rothenberg Health Systems, Inc. (see Note 12) converted both the promissory($5,000,000) and junior promissory($3,700,000) notes aggregating $8,700,000, along with accrued interest of $878,000 to contributed capital.

    During 1998, Pyramid Health Group, Inc. (see Note 12) converted the subordinated notes ($8,000,000) to common stock in connection with the acquisition by the Company. Accrued interest in the accompanying consolidated balance sheet was repaid during 1998.

5. CAPITAL AND OPERATING LEASE OBLIGATIONS

    The Company leases its headquarters and certain other facilities under operating leases and a portion of its equipment under capital lease arrangements. The minimum future lease payments required under the Company's capital and operating leases at December 31, 1997 are as follows (in thousands):

                                                                         CAPITAL        OPERATING
                                                                         LEASES          LEASES
                                                                         -------        ---------
          1998 ..................................................        $   202         $ 4,084
          1999 ..................................................            158           3,676
          2000 ..................................................            137           3,170
          2001 ..................................................             44           2,059
          2002 ..................................................              3           1,106
          Thereafter ............................................             --           2,301
                                                                         -------         -------
                  Total minimum payments ........................            544         $16,396
                                                                                         =======
          Interest on capital lease obligations at a
          rate of 8.5 percent ...................................            (91)
                                                                         -------
          Net minimum principal payments ........................            453
          Current maturities ....................................           (168)
                                                                         -------
                                                                         $   285
                                                                         =======

    Rental expense was approximately $2,239,000, $2,645,000 and $3,245,000 for fiscal 1995, 1996 and 1997, respectively.

6.  BRIDGE FINANCING

     In January 1996, the Company entered into a bridge loan agreement with certain preferred stockholders of the Company (the "Bridge Investors"), pursuant to which such Bridge Investors loaned an aggregate of $3,869,160 to the Company. In addition, the Bridge Investors were issued warrants to purchase an aggregate of 957,376 shares of Common Stock at a purchase price of $3.75 per share. The warrants were partially exercised through a cashless exercise into 240,960 shares of Common Stock during 1997. The remaining warrants expire on January 31, 2001. In June 1996, the notes issued in connection with the Bridge Loan Agreement were converted into an aggregate of 734,000 shares of Series B Preferred Stock. The 250,653 shares of the Company's Series A Preferred Stock issuable under the exchange agreement discussed in Note 7 were issued at the time of the conversion of notes into Series B Preferred Stock. The proceeds from the Bridge Financing were used to pay down a portion of the amounts payable to the sellers of Healthcare Design Systems, which was acquired by the Company in December 1995.

7. CONVERTIBLE PREFERRED STOCK

    Upon the Company's initial public offering in 1996, all outstanding shares of Convertible Preferred Stock were converted into Common Stock.

    In 1995, 76,805 shares of Series A Preferred Stock were issued at $4.79 for conversion of notes payable and accrued interest of $367,703 and 891,519 shares of Series B Preferred Stock were issued at $5.25 per share for cash of $3,959,450, net of issuance costs and conversion of notes payable and accrued interest of $680,475.

    In June 1996, 6,400 shares of Series B Preferred Stock were returned to the Company in exchange for the extinguishment of a shareholder receivable for approximately $53,000.

    Exchange Agreements

    As part of its original capitalization, the Company entered into an agreement with its original three investors, whereby the original investors had the right to exchange the investors' Common Stock of THCS Holding, Inc. for 250,653 shares of the Company's Series A Preferred Stock. As of December 31, 1996, all such shares have been issued under this right.

    Warrants

    In connection with a bridge financing in 1994, the Company issued warrants to purchase 16,000 shares of Series A Preferred Stock at $4.79 per share. These warrants were partially exercised through a cashless exercise into 5,313 shares of Common Stock during 1997. The remaining warrants expire on September 29, 1999. The value of the warrants at the date of issuance was nominal; therefore, no value was assigned to the warrants for accounting purposes.

     In connection with the acquisition of a majority interest in Medicus in November 1997, the Company assumed notes payable to a former officer and current director of Medicus aggregating $2,000,000. The notes were repaid in full by the Company in December 1997. In addition, upon the acquisition of the remaining minority interest in Medicus, a warrant issued to this Medicus director will be cancelled in exchange for securities of the Company with an aggregate value of $1,200,000.

    In addition, Medicus issued a warrant to purchase 100,000 shares of common stock to an unaffiliated entity at $7.80 per share. The warrant is exercisable anytime prior to March 1999. In connection with the acquisition of the remaining minority interest in Medicus, the Company will assume and convert such warrant into a warrant based on the conversion rate as set forth in the Merger Agreement with Medicus.

8. COMMON STOCK

     In September 1994, the Company entered into consulting arrangements with two individuals pursuant to which each individual was issued warrants to purchase 17,000 shares of Common Stock at a purchase price of $4.79 per share. These warrants were exercised through a cashless exercise to purchase an aggregate of 25,554 shares of Common Stock during 1997.

    In October 1995, the Company entered into a joint development arrangement with another software company pursuant to which the Company issued a warrant to purchase 28,560 shares of Common Stock at a purchase price of $5.25 per share. The warrant was partially exercised through a cashless exercise into 18,984 shares of Common Stock during 1997. The remaining warrants expire on June 25, 2001.

    In December 1995, the Company issued a warrant to KTU, an affiliate of the Company's Chief Executive Officer, to purchase up to 134,574 shares of Common Stock at an exercise price of $3.75 per share. In June 1996, the Company's Chief Executive Officer transferred the warrant to Trigon Resources Corporation, a corporation owned by him and his children.

    In September 1995 and June 1996, the Company issued warrants to its Chief Executive Officer to purchase up to 355,600 shares of Common Stock at $3.75 per share. In connection with the warrant issued in June 1996, the Company recorded deferred compensation for $381,000, representing the intrinsic value of the warrant at the date of issuance which would be amortized over the vesting period. The Company recorded compensation expense of $45,000 and $336,000 for the years ended December 31, 1996 and 1997, respectively, as a result of the vesting of the warrants. As of December 31, 1997, these warrants were fully exercisable.

    In connection with the acquisition of Rothenberg Health Systems, Inc. by Resource Health Partners, L.P. ("RHP") in November 1995 (see Note 12), RHP granted Class C limited partnership units in RHP to certain officers and employees of Rothenberg Health Systems, Inc. These units, which were valued at $440,000, vest over a period of seven years. The related agreements also contain provisions for accelerated vesting should there be a sale of all or substantially all of the assets of Rothenberg Health Systems, Inc. With respect to shares granted to employees who were not shareholders of Rothenberg Health Systems, Inc. at the date of the acquisition, the Company recorded deferred compensation expense as a component of stockholders' equity, which was being amortized ratably over the seven year vesting period. In connection with the acquisition of Rothenberg Health Systems, Inc., the Company amortized the remaining deferred compensation during 1997.

    In connection with the acquisition of the net assets of Healthcare Design Systems, the Company issued rights to two former Healthcare Design Systems employees as part of their employment agreement with the Company whereby these employees were granted the right to purchase 73,333 shares of common stock at $3.75 per share. Rights to purchase 55,786 shares were exercised in 1996. The right to purchase the remaining 17,547 shares has expired.

    In June 1996, the Company effected a l-for-25 reverse stock split. In October 1996, the Company effected a change in the authorized number of Common and Preferred shares, respectively. The authorized number of Common shares increased from 1,162,000 to 20,000,000. The authorized number of Preferred shares increased from 2,795,467 to 5,000,000. The accompanying financial statements have been restated to reflect this increase in authorized shares and the reverse stock split.

    In October 1996, the Company completed its initial public offering of 2,500,000 shares of its common stock, which raised $26,386,000, net of offering costs and the underwriters discount of $3,614,000.

    In October 1997, the Company completed a follow-on offering of 3,300,000 shares of common stock, of which 2,972,198 shares were offered by the Company and 327,802 shares were offered by selling stockholders. In addition, the underwriters exercised an over-allotment option to purchase an additional 495,000 shares. Total proceeds to the Company were $57,328,000 net of offering costs and the underwriters' discount of $4,083,000.

9. STOCK OPTION AND PURCHASE PLANS

    Stock Option Plan

    1986 Stock Option Plan

    Under the Pyramid Health Group, Inc. ("Pyramid") 1986 Employee Stock Plan ("the 1986 Plan"), options could be granted to key employees, directors and consultants. The 1986 Plan provided for the issuance of Nonqualified Stock Options only. A total of 285,419 shares were reserved for issuance pursuant to the 1986 Plan. The options, option prices, dates of grant and number of shares granted were determined by the Board of Directors, although options could not be granted at prices less than 85 percent of the fair market value of the Company's common stock. Options vested 26 percent at the first year anniversary of the date of grant and 2% each month thereafter. Options under the 1986 Plan expire five years from the date of grant. The 1986 Plan was terminated on March 31, 1997.

    1997 Stock Option Plan

    In 1997, Pyramid adopted the 1997 Stock Option Plan ("the 1997 Plan") whereby options may be granted to employees, directors and consultants. The 1997 Plan is administered by the Board of Directors or a committee thereof. The 1997 Plan provides for the issuance of incentive stock options to employees and nonqualified stock options to employees and consultants. A total of 325,228 shares have been reserved for issuance under the 1997 Plan. The 1997 Plan expires on March 31, 2007, unless terminated earlier by the Board of Directors. The exercise price of all incentive stock options granted to employees who would be 10 percent shareholders in the Company must not be less than 110 percent of the fair market value of the shares on the grant date. If granted to any other employee, the exercise price of the incentive stock options must not be less than the fair market value of the shares on the grant date. The exercise price for nonqualified stock options to a person who is a 10 percent shareholder of the Company must not be less than 110 percent of the fair market value of the stock on the date of grant. The exercise price for nonqualified stock options to any other person must not be less than 85 percent of the fair market value of the shares on the date of grant. The options are generally granted for a ten-year term. Options vest 20 percent at the first anniversary of the date of grant and 1.67 percent each month thereafter. No shares were exercisable under the 1997 Plan at December 31, 1997. There were 308,362 shares available for grant under the 1997 Plan at December 31, 1997.

    Under the Company's 1994 Stock Option Plan and its successor plan, the 1996 Stock Incentive Plan, which became effective in October 1996 (collectively, the "Option Plan"), the Board of Directors may grant incentive and nonqualified stock options to employees, directors and consultants. The exercise price per share for an incentive stock option cannot be less than the fair market value on the date of grant. The exercise price per share for a nonqualified stock option cannot be less than 85% of the fair market value on the date of grant. Option grants under the Option Plan generally expire ten years from the date of grant and generally vest over a four-year period. Options granted under the Option Plan are exercisable subject to the vesting schedule. As of December 31, 1997, a total of 2,136,759 shares of Common Stock have been authorized by the Company's stockholders for grant under the Option plan.

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its Option Plan. Accordingly, no compensation cost has been recognized for its Option Plan. Had compensation cost for the Company's Option Plan been determined based on the fair value at the grant dates for the awards calculated in accordance with the method prescribed by SFAS No. 123, the Company's net loss and net loss per share would have been the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                 1995                1996               1997
                                                               ----------         ----------         ----------
                                                               (RESTATED --        (RESTATED --      (RESTATED --
                                                                NOTE 12)            NOTE 12)          NOTE 12)
     Net loss ......................        As reported        $  (23,577)        $   (4,324)        $  (33,938)
                                            Pro forma          $  (23,640)        $   (4,904)        $  (35,693)
     Basic and diluted net loss
       per share ...................        As reported        $    (3.29)        $    (0.51)        $    (2.56)
                                            Pro forma          $    (3.29)        $    (0.58)        $    (2.70)

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions as of December 31, 1996 and 1997:


                                                       1996            1997
                                                     -------         -------
     Expected dividend yield ................           0.00%           0.00%
     Expected stock price volatility ........          79.00%          73.00%
     Risk-free interest rate ................        6.0%-6.8%       5.50%-5.54%
     Expected life of options ...............        4.5 years       4.5 years

    The weighted average fair value of options granted during 1995, 1996, and 1997 was $3.75, $8.41 and $13.14 per share, respectively. Option activity under the option plan is as follows:

                                                                OPTIONS OUTSTANDING
                                                              ------------------------
                                                                              WEIGHTED
                                               AVAILABLE                      AVERAGE
                                                  FOR         NUMBER OF      EXERCISE
                                                 GRANT         SHARES          PRICE
                                               ---------      ---------      ---------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
     Balance, December 31, 1994 ........            34            237         $ 2.13
         Authorized ....................           328             --             --
         Granted .......................          (353)           532           3.75
         Canceled ......................           106           (115)          3.01
                                                ------         ------         ------
     Balance, December 31, 1995 ........           115            654           2.88
         Authorized ....................           830             --             --
         Granted .......................          (247)           415           8.41
         Exercised .....................            --            (63)          2.13
         Canceled ......................            39           (103)          3.80
                                                ------         ------         ------
     Balance, December 31, 1996 ........           737            903           9.88
         Authorized ....................           767             --             --
         Granted .......................        (1,523)         1,577          13.14
         Exercised .....................            --           (115)          3.87
         Canceled ......................           251           (365)         11.22
                                                ------         ------         ------
     Balance, December 31, 1997 ........           232          2,000         $10.70
                                                ======         ======         ======

    The following table summarizes information about stock options outstanding at December 31, 1997:

                                         OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE
                                 -----------------------------------                         ----------------------------
                                   NUMBER               WEIGHTED            WEIGHTED           NUMBER           WEIGHTED
                                 OUTSTANDING             AVERAGE             AVERAGE         EXERCISABLE         AVERAGE
            RANGE OF                AS OF               REMAINING           EXERCISE            AS OF           EXERCISE
         EXERCISE PRICES          12/31/97          CONTRACTUAL LIFE          PRICE           12/31/97            PRICE
         ---------------         -----------        ----------------        --------         -----------        ---------
          $0.11 - $ 2.50           107,204                6.89               $  0.51            80,854           $  0.16
              $3.75                218,479                5.54               $  3.75            98,018           $  3.75
          $3.76 - $ 8.30           175,326                6.99               $  7.08            54,874           $  6.47

              $9.13                405,773                7.56               $  9.13                --                --
              $9.63                196,615                8.07               $  9.63                --                --
              $11.50               350,000                7.72               $ 11.50                --                --
         $12.00 - $17.19           225,622                9.10               $ 15.19           158,020           $ 15.18
         $17.54 -.$18.60           204,063                8.22               $ 18.12           180,337           $ 18.14
         $19.14 - $26.26           108,008                7.77               $ 20.73            80,726           $ 20.90
             $ 33.37                 8,910                6.81               $ 33.37             8,910           $ 33.37
         ---------------          --------                ----               -------           -------           -------
         $ 0.11 - $33.37          2,000,000               7.58               $ 10.70           661,739           $ 12.68
         ===============          =========               ====               =======           =======           =======

    Stock Purchase Plan

    The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in June 1996. A total of 200,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to designate up to 10% of their compensation for the purchase of stock. The purchase price is 85% of the lower of the fair market value of the Company's Common Stock on the first day or the last day of each six-month purchase period. During the year ended December 31, 1997, 13,580 shares of common stock were issued under the plan for an aggregate purchase price of $135,000.

10.  RELATED PARTY TRANSACTIONS

    The Company, through the acquisition of Rothenberg Health Systems, Inc., assumed a long-term agreement expiring in 2010 to provide management services to Physical Therapy Provider Network, Inc. ("PTPN"), an affiliated entity. Under the terms of the agreement, the Company provides PTPN with management services, employees and facilities and incurs other operating costs on behalf of PTPN. All employee, facility and other operating costs are directly reimbursed by PTPN. The Company also receives a 50 percent share of PTPN's net income before taxes, which is shown in other income (expense) in the statement of operations. Direct costs incurred by the Company and reimbursed by PTPN were $132,000, $879,000 and $965,000 in 1995, 1996 and 1997, respectively.

11.  EMPLOYEE BENEFIT PLAN

    The Company maintains a 401(k) Savings Plan (the "Plan"). All eligible employees can participate in the Plan. Under the terms of the Plan, employees may elect to contribute 1% to 15% of their pre-tax compensation to the Plan. Employee contributions are 100% vested at all times. The Company may make discretionary contributions to the Plan, which vest annually over a four-year vesting period. There were no contributions made to the Plan in 1995 and 1996 and $72,000 was contributed by the Company in 1997.

    In connection with the acquisition of Rothenberg Health Systems, Inc. in December 1997, the Company assumed Rothenberg's 401(k) Savings Plan (the "Rothenberg Plan"). Pursuant to the Rothenberg Plan, employees may elect to defer up to 10 percent of their pre-tax compensation to the Plan. The Company may make matching contributions up to 25 percent of the employees' contribution. For the years ended December 31, 1995, 1996 and 1997, the Company made contributions of $8,000, $36,000 and $72,000, respectively. Employees vest in company contributions based on their years of service. Partial vesting begins after two years of continuous employment. In addition, the Company, at its discretion, contributes amounts to a profit sharing pool. These amounts are allocated to the accounts of eligible employees principally based on the proportion that each eligible employee's compensation bears to the total compensation of all eligible employees. The contribution is determined yearly by the Board of Directors of Rothenberg based on its performance and profitability. The Company accrued contributions to the profit sharing pool of $18,000, $75,000 and $126,000 for the years ended December 31, 1995, 1996 and 1997, respectively. Twenty percent of the amount allocated to an employee for a given year vests immediately if the employee has two years of service with the Company or, if the employee does not have two years of service, after two years of service with the Company. The remaining amount allocated vests at a rate of 20 percent for each additional year so that the Company's contributions are fully vested four years after the date of vesting of the first 20 percent. Notwithstanding the foregoing, the Company's contributions immediately vest when the employee reaches age 65 or upon the death or permanent disability of the employee while employed. The Company plans to transition the Rothenberg Plan into the Company's Plan during 1998.

    As a result of the acquisition of 56.7 percent of Medicus Systems Corporation in November 1997, eligible employees of that Company may participate in Medicus's 401(k) Savings Plan (the "Medicus Plan"). The Medicus Plan has substantially the same terms and conditions as the Company's Plan. The Company plans to transition the Medicus Plan into the Company's Plan during 1998 subsequent to the closing of the planned merger with Medicus.

12.  ACQUISITIONS

    In December 1995, the Company acquired the net assets of Healthcare Design Systems for a purchase price of approximately $8,750,000, which was comprised of $3,750,000 in cash and a note payable of $5,000,000. The note bore interest at a prime rate established by Bank of America. The note and accrued interest were repaid in full in October 1996.

    In connection with the Healthcare Design Systems acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the assets acquired and liabilities assumed. Intangible assets acquired aggregated $10,200,000, of which $1,900,000, $2,100,000 and $6,200,000 were assigned to acquired software, customer lists and acquired in-process research and development, respectively. Because there was no assurance that the Company would be able to successfully complete the development and integration of the acquired in-process research and development or that it had alternative future use at the acquisition date, the acquired in-process research and development was written off as an expense by the Company in its quarter ended December 31, 1995. Net tangible liabilities assumed in the acquisition totaled approximately $1,300,000. No fair value adjustments to net tangible and intangible assets and liabilities were recorded in the purchase accounting outside of the appraised intangible assets listed above.

    The components of the acquired in-process research and development and acquired software capitalized by product group were as follows (expressed as a percentage of the amounts recorded in the purchase accounting for such items):

                                                                    ACQUIRED
                                                                   IN-PROCESS
                                                    ACQUIRED        RESEARCH
                                                    SOFTWARE           AND
                                                   CAPITALIZED     DEVELOPMENT
                                                   -----------     -----------
     Financial Management Products .........             45%             71%
     Decision Support Products .............             49%             23%
     Service Products ......................              6%              6%
                                                      -----           -----
                                                        100%            100%
                                                      =====           =====

    The unaudited pro forma results of operations for the year ended December 1995 are as follows as adjusted for pooling transactions below (in thousands, except per share amounts):


                                                                YEAR ENDED
                                                             DECEMBER 31, 1995
                                                             -----------------
        Revenues....................................            $  52,604
        Net loss....................................            $ (24,939)
        Basic and diluted net loss per share........            $   (3.47)

    Prior to the acquisition, Healthcare Design Systems acted as a distributor of certain of QuadraMed's products. Sales by Healthcare Design Systems were approximately $60,000 in fiscal year 1995.

    In December 1996, the Company acquired all of the outstanding capital stock of InterMed Healthcare Systems Inc. ("InterMed") for 291,079 shares of Common Stock and options to purchase 25,208 shares of Common Stock. The acquisition was accounted for as a pooling of interests. The accompanying consolidated financial statements have been restated to reflect the acquisition of InterMed on a pooling of interests basis. Upon the closing of the acquisition, the assets and liabilities of InterMed were recorded at net book value and consisted primarily of accounts receivable, fixed assets and capitalized software development costs. Liabilities assumed consisted of vendor payables and two loans payable. The outstanding balances on the loans payable of $1,100,000 were repaid by the Company in December 1996.

    In April 1997, the Company acquired Healthcare Recovery, Inc., a successor in interest to the Synergy Companies doing business as Synergy HMC. The aggregate purchase price was $3,400,000, consisting of $1,400,000 in cash and 181,855 shares of Common Stock (the aggregate fair market value of which was $2,000,000). The Company also repaid $1,700,000 in indebtedness of Synergy HMC. In connection with the acquisition, the Company recorded $4,900,000 of intangibles, which primarily included customer lists that are being amortized ratably over a ten year period.

    In July 1997, the Company purchased certain assets, including the customer list, of Queen City Microsystems, Inc. for an aggregate amount of $500,000, consisting of $200,000 in cash and $300,000 in notes payable. The notes were repaid in February 1998 (See Note 4).

    In September 1997, the Company completed the acquisition of Healthcare Revenue Management, Inc. ("HRM") for consideration consisting of 112,706 shares of Common Stock (the aggregate fair market value of which was $2,300,000) and $200,000 in cash. The acquisition was accounted for as a purchase. Additionally, an intangible for customer lists was recorded in the amount of $3,100,000 and will be amortized ratably over a ten year period.

    In November 1997, Pyramid acquired all the outstanding capital stock of Microport Applications, Inc. ("Microport") in exchange for shares of common stock. The acquisition was accounted for as a purchase.

    In November 1997, the Company acquired 3,111,105 shares of Common Stock of Medicus Systems Corporation ("Medicus") or 56.7 percent of the then issued and outstanding shares of Medicus Common Stock from certain selling stockholders. Pursuant to individual stock purchase agreements (the "Stock Purchase Agreements"), the Company agreed to pay the selling stockholders $7.50 per share, in cash and a note payable, together with a warrant ("Warrant") entitling the selling stockholders to acquire 0.3125 shares of QuadraMed Common Stock for each share of Medicus Common Stock sold at a price of $24 per share subject to adjustments and certain limitations. The consideration paid by the Company to selling stockholders in November 1997 was approximately $21,700,000 in cash and a note payable for approximately $1,600,000 to a selling stockholder which was due and repaid by the Company in January 1998 (See Note 4), plus Warrants to purchase an aggregate of 972,220 shares of QuadraMed Common Stock at $24 per share.

    In conjunction with the Stock Purchase Agreements discussed above, the Company entered into an Agreement and Plan of Reorganization in November 1997 (the "Merger Agreement"), by and among the Company and Medicus to purchase the remaining 43.3 percent of outstanding Common Stock held by Medicus stockholders. The consummation of the merger between both companies will result in the extinguishment and conversion of all the outstanding shares of Common Stock of Medicus into the right to receive any of (i) a cash payment of $7.50 per share of Medicus Common Stock, (ii) .3125 shares of Common Stock of QuadraMed for each share of Medicus Common Stock, subject to adjustment and certain limitations as provided in the Merger Agreement, or (iii) a combination of cash and QuadraMed Common Stock.

    The Company previously reported the acquisition of a majority interest in Medicus and the execution of the Merger Agreement as an acquisition of 100% of Medicus in November 1997. The Company subsequently revised its accounting for the transaction to reflect the acquisition of Medicus as a step acquisition, with purchase accounting applied only to the 56.7 percent majority interest acquired during 1997. Accordingly, the accompanying financial statements have been restated to reflect this change. The net loss and loss per share, as previously reported, were $42.5 million and $4.91, respectively, for the year ended December 31, 1997, in comparison with a restated net loss of $25.6 million and $2.96 loss per share, respectively.

    The Company's purchase price for the 56.7 percent interest in Medicus which it acquired was approximately $26.3 million, which was comprised of a cash payment of $21.7 million, the issuance of a note payable for approximately $1.6 million to one selling stockholder, the value of warrants issued to the selling stockholders of $700,000, and transaction costs of $2.3 million. In connection with the acquisition, which was accounted for as a purchase, the Company allocated the purchase price based upon the estimated fair value of the Company's proportionate share of the assets acquired and liabilities assumed. Intangible assets acquired aggregated to $30.2 million, of which $1.7 million, $6.7 million and $21.8 million were assigned to acquired software, acquired intangible assets, and acquired research and development in-process, respectively. Because there was no assurance that the Company would be able to successfully complete the development and integration of the acquired research and development in-process or that it had alternative future use at the acquisition date, the acquired research and development in-process was charged to expense by the Company in the year ended December 31, 1997. The Company's proportionate share of net tangible liabilities assumed in the acquisition totaled approximately $12.8 million.

    Minority interest as of December 31, 1997 of $658,000 represents the remaining 43.3 percent interest in the net assets and liabilities of Medicus attributable to the minority stockholders. The Company completed the merger with Medicus in the second quarter of 1998. Accordingly, the minority interest is classified as a current liability in the accompanying consolidated balance sheet.

    In December 1997, the Company acquired all of the outstanding capital stock of Fleming SoftLink Systems, Inc. ("SoftLink") in exchange for 110,857 shares of Common Stock, of which 11,086 shares of Common Stock have been placed into escrow for a period of one year under the terms and conditions of the acquisition agreement. The acquisition was accounted for as a pooling of interests. Upon closing of acquisition, the assets and liabilities of SoftLink were recorded at net book value and consisted primarily of accounts receivable, accrued liabilities and, to a lesser extent, deferred revenue. The accompanying consolidated financial statements have been restated to reflect the acquisition of SoftLink on a pooling of interests basis.

    In December 1997, the Company acquired all of assets and assumed all of the liabilities of RHP, and acquired and merged with its two wholly owned subsidiaries Resource Holdings, Ltd. ("RHL") and FRA Acquisitions Inc. ("FRA") (collectively doing business as "Rothenberg Health Systems, Inc."). The mergers were completed pursuant to an Acquisition Agreement and Plan of Merger (the "Acquisition Agreement"). The Company issued 1,588,701 shares of its Common Stock, of which 155,014 have been placed into escrow for a period of one year under the terms and conditions of the Acquisition Agreement, in exchange for all of the capital stock of RHL and FRA. The acquisition was accounted for as a pooling of interests. The accompanying consolidated financial statements have been restated to reflect the acquisition of RHL and FRA on a pooling of interests basis. Upon closing of the acquisition, the assets and liabilities of Rothenberg Health Systems, Inc. were recorded at net book value and consisted primarily of cash, accounts receivable and accrued liabilities.

    Prior to the merger with the Company, in November 1995, FRA and RHP acquired 100 percent of the outstanding shares of Rothenberg Health Systems, Inc. ("Rothenberg") for consideration that consisted of short-term notes payable of $9,600,000 due, and paid, in January 1996 and partnership interests in RHP. The estimated fair value of the partnership interests was $2,200,000. Following the acquisition of Rothenberg, all shares of Rothenberg owned by RHP were contributed to FRA, resulting in FRA owning 100 percent of the outstanding shares of Rothenberg. The acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated based upon the estimated fair value of the assets acquired and liabilities assumed. The purchase price allocated to in-process research and development was $8,600,000 and was charged to expense in the year ended December 31, 1995.

    In June 1998, the Company acquired all of the outstanding capital stock of Pyramid Health Group, Inc. ("Pyramid") in exchange for 2,740,000 shares of common stock of which 274,000 shares of common stock have been placed in escrow for a period of one year under the terms and conditions of the acquisition agreement. The acquisition was accounted for on a pooling of interests basis. The accompanying consolidated financial statements have been restated to reflect the acquisition of Pyramid on a pooling of interest basis.

    In September 1998, the Company acquired all the outstanding capital stock of Integrated Medical Networks, Inc. ("IMN") in exchange for 1,550,000 shares of common stock. The acquisition was accounted for on a pooling of interest basis. The accompanying consolidated financial statements have been restated to reflect the acquisition of IMN on a pooling of interest basis.

    A reconciliation of the current consolidated financial statements with previously reported separate Company information for entities with which the Company has pooled is presented below:

                                      1995             1996             1997
                                    --------         --------         --------
     Revenues:

     QuadraMed                      $  7,603         $ 19,088         $ 32,443
     Rothenberg and Softlink           2,432           10,043           12,483
     Pyramid and IMN                  36,186           45,138           54,699
                                    --------         --------         --------
       Consolidated                 $ 46,221         $ 74,269         $ 99,625
                                    ========         ========         ========
     Net income (loss):

     QuadraMed                      $ (9,434)        $    153         $(21,197)
     Rothenberg and Softlink          (9,397)          (1,111)          (4,437)
     Pyramid and IMN                  (4,746)          (3,366)          (8,304)
                                    --------         --------         --------
       Consolidated                 $(23,577)        $ (4,324)        $(33,938)
                                    ========         ========         ========

    The unaudited pro forma results of operations of the Company, Synergy HMC, HRM and Medicus for the year ended December 31, 1997 are as follows (in thousands):

                                                     PRO FORMA
                                                     COMBINED
                                                     ---------
     Revenues                                        $ 118,941
     Net loss                                        $ (20,083)
     Basic and diluted net loss per share            $   (1.52)

13.  DISCONTINUED OPERATIONS

     In March 1997, Pyramid spun-off a subsidiary to its stockholders by distributing all of the subsidiary's capital stock in the form of a one-for-one stock dividend. To reflect this distribution, the $3,684,000 fair value of the net assets of the discontinued operations was charged against the Company's accumulated deficit and has been reflected as a discontinued operation in the accompanying consolidated financial statements.

14.  CONTINGENCIES

    In 1996 and 1997, Pyramid settled certain litigation related to copying charges in various states. Pyramid is currently, and may be in the future, a party to pricing related litigation in other states. Pyramid has estimated its exposure for such litigation, and has accrued such costs at December 31, 1997.

    From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of December 31, 1997, the Company was not a party to any legal proceedings which, if decided adversely to the Company, would, individually or in the aggregate, have a material adverse effect on the Company's business, financial condition or results of operations.

15.  INCOME TAXES

    The Company has accounted for income taxes pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," since its inception. SFAS No. 109 provides for an asset and liability approach to accounting for income taxes under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which taxes become payable. The Company had incurred net operating losses in each year through December 31, 1997.

    The components of the net deferred tax asset are as follows (in thousands):

                                                                                   YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------------------
                                                                            1995             1996             1997
                                                                       -------------    --------------    ------------
                                                                         (RESTATED)       (RESTATED)        (RESTATED)
                                                                       (SEE NOTE 12)    (SEE NOTE 12)
        Deferred tax assets:
          Net operating loss carryforwards .......................        $  4,724         $  3,827         $  8,709
          Accruals and reserves ..................................           2,348            3,730            6,083
          Writeoff of acquired research and development in
           Process ...............................................           3,053            2,764            2,452
                                                                          --------         --------         --------
                                                                            10,125           10,321           17,244
        Deferred tax liabilities:                                         --------         --------         --------
          Cash to accrual adjustment .............................           1,170               --               --
          Depreciation ...........................................             209              301              396

          Intangible assets ......................................             498               --              582
                                                                          --------         --------         --------
                                                                             1,877              301              978
                                                                          --------         --------         --------
        Net deferred tax asset before allowance ..................           8,248           10,020           16,266
        Valuation allowance ......................................          (8,215)         (10,020)         (16,266)
                                                                          --------         --------         --------

          Net deferred tax asset .................................        $     33         $     --         $     --
                                                                          ========         ========         ========

    The significant components of the provision for income taxes are as follows (in thousands):

                                        1995            1996            1997
                                       -------         -------         -------
        Current:
          Federal                      $    --         $    --         $   970
          State                             --              --             166
                                       -------         -------         -------
          Total current                     --              --           1,136
        Deferred:
            Federal                      1,074             642          (1,312)
            State                          106             107            (249)
                                       -------         -------         -------
            Total deferred               1,180             749          (1,561)
            Change in valuation

              allowance, net of
              the effect of
              Medicus                   (1,008)           (602)          1,561
                                       -------         -------         -------
                                       $   172         $   147         $ 1,136
                                       =======         =======         =======

    Reconciliation of the provision for income taxes computed at the statutory rate to the effective tax rate are as follows:

                                             1995         1996         1997
                                             ----         ----         ----
        Federal income tax rate               (34)%        (34)%        (34)%
        Change in valuation allowance          34           34            6
        Write off of acquired research
          and development in process           --           --           27
        Other                                   1%           1%           4%
        Alternative minimum tax                --           --            1
                                              ---          ---          ---
                                                1%           1%           4%
                                              ===          ===          ===

    A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset including the limited operating history of the Company.

    As of December 31, 1997, the Company had net operating loss carryforwards for Federal and state income tax reporting purposes of approximately $23,000,000 and $12,000,000, respectively. These carryforwards expire in various periods from 2009 to 2011. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

16.  DISTRIBUTOR AGREEMENT

    In 1997, Pyramid entered into a distributor agreement with a software company whereby the other company granted Pyramid a non-exclusive, non-transferable right to reproduce, market and license certain of the other company's software to Pyramid's customers. The initial term of the agreement is two years. Under the terms of the agreement, Pyramid agreed to a minimum purchase of software having a value of $2.5 million. Pyramid had not sold any software to its customers as of December 31, 1997 and does not expect to meet the $2.5 million minimum purchase commitment. The Company recorded a loss contingency of $2.5 million as of December 31, 1997.

17.  SUBSEQUENT EVENTS

    In February 1998, the Company acquired Cabot Marsh Corporation for approximately $2,800,000 in cash and 382,767 shares of QuadraMed Common Stock with an aggregate fair market value of approximately $8,400,000. The acquisition was accounted for as a purchase.

    In April 1998, the Company completed an offering of $115 million principal amount of Convertible Subordinated Debentures, including the underwriters' over-allotment option. The debentures are due May 1, 2005 and bear interest at
5.25 percent per annum. The Debentures are convertible into common stock at any time prior to the redemption or final maturity, initially at the conversion price of $33.25 per share (resulting in an initial conversion ratio of 30.075 shares per $1,000 principal amount). Proceeds to the Company from the offering were $111,550,000.

    In May 1998, the Company completed its acquisition of Medicus by purchasing the remaining 43.3 percent interest of Medicus. The Company previously purchased
56.7 percent of the outstanding shares of common stock in November 1997. The acquisition was accounted for as a purchase. The Company allocated the purchase price of the 43.3 percent interest based on the estimated fair value of the assets and liabilities assumed. The SEC recently formulated revised methodology regarding the valuation of acquired research and development in-process. The SEC has indicated in certain cases that these guidelines should be applied retroactively while it is the Company's belief that its original treatment of this transaction was appropriate. The Company has elected to retroactively adjust its charge for the write-off of acquired research and development in-process for the remaining 43.3% acquisition of Medicus. The Company has adjusted the amount of intangibles assigned to acquired in-process research and development and written-off from the previously reported $17,146,000 to $4,763,000 in the quarter ended June 30, 1998. The remaining intangible balance will be amortized over a 7 year average period.

    In June 1998, the Company acquired all of the outstanding capital stock of Pyramid in exchange for 2,740,000 shares of common stock of which 274,000 shares of common stock have been placed in escrow for a period of one year under the terms and conditions of the acquisition agreement. The acquisition was accounted for on a pooling of interests basis. The accompanying consolidated financial statements have been restated to reflect the acquisition of Pyramid on a pooling of interests basis.

    In September 1998, the Company acquired all the outstanding capital stock of IMN in exchange for 1,550,000 shares of common stock. The acquisition was accounted for on a pooling of interests basis. The accompanying consolidated financial statements have been restated to reflect the acquisition of IMN on a pooling of interests basis.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        QUADRAMED CORPORATION


DATE: March 12, 1999                 By: /s/ Keith M. Roberts
                                            -------------------------------
                                        Name:   Keith M. Roberts
                                        Title:  Executive Vice President,
                                                Chief Financial Officer,
                                                General Counsel and
                                                Assistant Secretary

                                 EXHIBIT INDEX

EXHIBIT NO.     EXHIBIT

   23.1         Consent of Arthur Andersen LLP

   23.2         Consent of Deloitte & Touche LLP